Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Form S-8 Nos. 333-125588, 333-101883, 333-90180, 333-90182, 333-66368, 33-47234, 33-48578, 33-82826, 33-87338, 33-90992, 33-62921, 33-98724, 33-99882, 333-09017, 333-09031, 333-28857, 333-68689, 333-81691, 333-85715, 333-90719 and 333-93703 of First Data Corporation;

(2)	Form S-3 No. 333-120214 of First Data Corporation; and

(3)	Form S-4 Nos. 333-15497 and 333-105432 of First Data Corporation;

of our reports on (i) the consolidated financial statements and schedule of First Data Corporation dated February 22, 2006 (except for Notes 1 and 8 as to which the date is August 22, 2006) and (ii) First Data Corporation management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of First Data Corporation dated February 22, 2006 (except for the effects of the material weakness described in the sixth paragraph of our report, as to which the date is August 22, 2006), included in this Amended Annual Report (Form 10-K/A) of First Data Corporation.

/s/ Ernst & Young LLP

Denver, Colorado

September 12, 2006